Exhibit 5.1

July 28, 2016

Sanchez Energy Corporation

1000 Main Street, Suite 3000

Houston, Texas 77002

Re:          Sanchez Energy Corporation

Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Sanchez Energy Corporation, a Delaware corporation (the “Company”), in connection with a Registration Statement on Form S-8 of the Company (the “Registration Statement”), being filed on the date hereof with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the proposed issuance of up to 6,388,899 additional shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (“Common Stock”), authorized for issuance pursuant to the Company’s Third Amended and Restated 2011 Long Term Incentive Plan (the “Third A&R Plan”), together with the rights (the “Rights”) to purchase Series C Junior Participating Preferred Stock, par value $0.01 per share, issued pursuant to the terms of the Rights Agreement, dated as of July 28, 2015, by and between the Company and Continental Stock Transfer & Trust Company, as rights agent (the “Rights Agreement”), attributable thereto.  This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

We have examined originals or certified copies of (i) such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter and (ii) the Rights Agreement.  We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all copies submitted to us as conformed, certified or reproduced copies.  We have also assumed that (i) upon issuance, the certificates for the Shares will conform to the specimen thereof filed as an exhibit to the Registration Statement and will have been duly countersigned by the transfer agent and duly registered by the registrar for the Common Stock or, if uncertificated, valid book-entry notations for the issuance of the Shares in uncertificated form will have been duly made in the share register of the Company, (ii) each award agreement setting forth the terms of each award granted pursuant to the Third A&R Plan is consistent with the Third A&R Plan and has been duly authorized and validly executed and delivered by the parties thereto, (iii) at the time of each issuance of Shares, there will be sufficient shares of Common Stock authorized for issuance under the Company’s restated certificate of incorporation that have not otherwise been issued or reserved or committed for issuance and (iv) the price per share paid for Shares issued pursuant to the Third A&R Plan is not less than the par value of the Shares.  As

Sanchez Energy Corporation

July 28, 2016

to various questions of fact relevant to this letter, we have relied, without independent investigation, upon certificates of public officials and certificates of officers of the Company, all of which we assume to be true, correct and complete.

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations stated herein, we are of the opinion that, when the Shares have been issued and delivered upon payment therefor in accordance with the terms of the Third A&R Plan and the applicable award agreement, and the Rights attributable thereto have been issued in accordance with the terms of the Rights Agreement, such Shares and the Rights attributable thereto will be duly authorized and validly issued, and the Shares will be fully paid and non-assessable.

The opinions and other matters in this letter are qualified in their entirety and subject to the following:

A.            We express no opinion as to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware, including the statutory provisions contained therein and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

B.            This opinion letter is limited to the matters expressly stated herein and no opinion is to be inferred or implied beyond the opinions expressly set forth herein.  We undertake no, and hereby disclaim any, obligation to make any inquiry after the date hereof or to advise you of any changes in any matter set forth herein, whether based on a change in the law, a change in any fact relating to the Company or any other person or any other circumstance.

C.            With respect to the Rights and the Rights Agreement, (a) we have assumed that (i) the Company’s board of directors (the “Board of Directors”), after fully informing itself with respect to the Rights Agreement and the Rights and after giving due consideration to all relevant matters, determined that the execution and delivery of the Rights Agreement and the issuance of the Rights thereunder would be in the best interests of the Company and its stockholders, and otherwise acted in a manner consistent with their fiduciary duties as required under applicable law in adopting the Rights Agreement, and (ii) the Rights Agreement has been duly authorized, executed and delivered by the parties thereto other than the Company and constitutes the legal, valid and binding obligation of each party thereto other than the Company, enforceable against such parties in accordance with its terms, and (b) we note that (i) the questions of whether the Board of Directors might be required at some future time to redeem or terminate, or take other action with respect to, the Rights, or to determine that the Rights should only be exchangeable without cash payment, will depend upon the facts and circumstances existing at that time and, accordingly, are beyond the scope of this opinion letter, and (ii) we address the Rights and the Rights Agreement in their entirety, and it is not settled whether the invalidity of any particular provision of the Rights Agreement or of the Rights issued thereunder would result in invalidating such Rights Agreement or Rights in their entirety.

Sanchez Energy Corporation

July 28, 2016

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

Very truly yours,

/s/ AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.

AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.